Exhibit 5.01
                                                                January 25, 1996



To the Board of Directors of Corning Incorporated



Dear Sirs:



   As General Counsel for Corning Incorporated (the "Company"), I have participated in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission with respect to 509,960 shares of the Company's Common Stock, $.50 par value (the "Common Stock"), issued on February 17, 1995 to the shareholders of Franklin Health Group, Inc., a New Jersey corporation ("Franklin Health"), pursuant to the terms of the Agreement and Plan of Merger dated as February 17, 1995 between the Company, Corning HCM Inc., Franklin Health and the shareholders of Franklin Health (the "Agreement").



   In this capacity, I have examined signed copies of the Registration Statement to be filed with the Commission today. I have also examined the originals, or copies identified to my satisfaction, of such corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.



   Based upon the foregoing and having regard for such legal considerations that I deem relevant, I am of the opinion that:



   1. The Company has been duly incorporated and is validly existing under the laws of the State of New York;



   2. The execution and delivery on behalf of the Company of the Agreement has been duly authorized by all proper corporate proceedings of the Company and constitutes a legal, valid and binding instrument of the Company; and



   3. The 509,960 shares of Common Stock of the Company issued pursuant to the terms of the Agreement are validly issued, fully paid and nonassessable.



   I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in "Legal Opinions" in the related prospectus.



                                   Very truly yours,
                                   /s/ William C. Ughetta